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                                 SCHEDULE 13G/A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                    Under the Securities Exchange Act of 1934

                                 Amendment No. 1

                             IMPERIAL SUGAR COMPANY
             -------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             -------------------------------------------------------
                         (Title of Class of Securities)

                                    452835101
             -------------------------------------------------------
                                 (CUSIP Number)

                                   May 1, 2002
             -------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ] Rule 13d-1(b)

             [X] Rule 13d-1(c)

             [ ] Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act.*

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CUSIP NO. 452835101                  13G/A

--------------------------------------------------------------------------------
1. Names of Reporting Persons/I.R.S. Identifications. of Above Persons (Entities Only)

         LONESTAR PARTNERS, LP
--------------------------------------------------------------------------------
2.       Check the Appropriate Box is a Member of a Group*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         DELAWARE
--------------------------------------------------------------------------------
                       5.       Sole Voting Power
                                521,777*
                       ---------------------------------------------------------
       Number of       6.       Shared Voting Power
        Shares                  NONE
     Beneficially      ---------------------------------------------------------
       Owned By        7.       Sole Dispositive Power
         Each                   521,777
       Reporting       ---------------------------------------------------------
        Person         8.       Shared Dispositive Power
         With                   NONE
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         521,777*
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares*   [ ]

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row  (9)

         5.2%
--------------------------------------------------------------------------------
12.      Type of Reporting Person*

         OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT



                                                                          Page 2
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ITEM 1 (a) NAME OF ISSUER

           IMPERIAL SUGAR COMPANY

       (b) Address of Issuers Principal Executive Offices

           One Imperial Square, Suite 200
           8016 Highway 90-A
           Sugar Land, Texas 77478

ITEM 2 (a) NAME OF PERSON FILING

           LONESTAR PARTNERS, LP

       (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

           8 Greenway Plaza, Suite 800
           Houston, Texas 77046

       (c) CITIZENSHIP

           Delaware

       (d) TITLE OF CLASS OF SECURITIES

           Common Stock

       (e) CUSIP NUMBER

           452835101

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

       (a) [ ] Broker or dealer registered under section 15 of the Act

       (b) [ ] Bank as defined in section 3(a)(6) of the Act

       (c) [ ] Insurance company as defined in section 3(a)(19) of the Act

       (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940

       (e) [ ] An investment adviser in accordance with Rule 13d-(b)(1)(ii)(E)



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       (f) [ ] An employee benefit plan or endowment fund in accordance with
               Rule 13d-1(b)(1)(ii)(F)

       (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

       (h) [ ] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act

       (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

       (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

       If this statement is filed pursuant to Rule 13d-1(c), check this box [X]

ITEM 4 OWNERSHIP

       (a) Amount beneficially owned:

           521,777*

       (b) Percent of class:

           5.2%

       (c) Number of shares as to which the person has:

           (i)   Sole power to vote or to direct the vote:

                 521,777

           (ii)  Shared power to vote or to direct the vote:

                 NONE

           (iii) Sole power to dispose or to direct the disposition of:

                 521,777

           (iv)  Shared power to dispose or to direct the disposition of:

                 NONE

ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]



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ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

       Not Applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

       NONE

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

       Not Applicable

ITEM 9 NOTICE OF DISSOLUTION OF GROUP

       Not Applicable

ITEM 10 CERTIFICATION

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

      *This amendment is being filed to correct an erroneous issuance of shares by the Bank of New York which was subsequently recalled on May 1, 2002 returning the Reporting Entity to its current holdings of 521,777 shares of the Issuer's common stock.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        May 22, 2002
                                      ----------------------------------------
                                      Date


                                      LONESTAR PARTNERS, LP
                                      By Southampton Capital Partners, LP,
                                      General Partner,
                                      By Southampton Capital LLC,
                                      General Partner


                                        By /s/ Jerome L. Simon
                                          --------------------------------------
                                          Jerome L. Simon, Manager


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